Exhibit 99.1

For Immediate Release

Media Relations Contact Greg Rossiter 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498 Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart reports FY12 first quarter EPS from

continuing operations of $0.98, above guidance

•	Walmart reported first quarter diluted earnings per share from continuing operations of $0.98. This compares to $0.87 per share from continuing operations last year.

•	Consolidated operating income for the first quarter was $5.9 billion, up 2.8 percent versus last year.

•	Net sales for the first quarter were $103.4 billion, an increase of 4.4 percent from last year.

•

Walmart U.S. comparable store sales declined 1.1 percent in the 13-week period ended April 29, 2011, approximately the mid-point of guidance. Sam’s Club comparable sales, without fuel, increased 4.2 percent for the same period, which was 120 basis points above guidance.

•	Walmart International continues to be the growth engine for the company, increasing sales at 11.5 percent.

•	The company leveraged operating expenses for the quarter.

•

Return on investment (ROI) for the trailing 12 months ended April 30, 2011 was 18.5 percent[1], compared to 19.2 percent[1] last year. The primary drivers of the change in ROI were the impact from currency exchange and cash held for pending acquisitions.

•	During the quarter, the company returned $3.4 billion to shareholders through dividends and share repurchases.

BENTONVILLE, Ark., May 17, 2011 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the first quarter ended April 30, 2011. Net sales for the first quarter of fiscal year 2012 were $103.4 billion, an increase of 4.4 percent from $99.1 billion in the first quarter last year. Net sales for the quarter included a currency exchange rate benefit of $1.3 billion.

Income from continuing operations attributable to Walmart for the quarter was $3.4 billion, up 3.8 percent from the first quarter last year. Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the first quarter of fiscal year 2012 were $0.98, which included a benefit of $0.01 per share related to currency translation. By comparison, last year’s EPS were $0.87, which benefitted from currency translation of $0.02.

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

For comparative purposes, in addition to the impact of currency translation, the company had certain discrete, pre-tax items in the first quarter of this year which are described below:

•	Approximately $117 million from mark-to-market gains on certain foreign currency derivative positions.

•

ASDA recorded approximately a $67 million charge for the realization of expenses in the current period related to the removal of future benefit accruals and the effect of future pay increases associated with its defined benefit plan.

•	Walmart Japan recorded approximately a $51 million charge for casualty losses related to the March earthquake and tsunami.

•	Walmart Chile recorded approximately a $51 million gain from the sale of an investment.

All of these items are included in operating expenses, with the exception of the gain from the sale in Chile, which is recorded in membership and other income. In summary, the net of these items accounted for approximately $0.01 of the company’s EPS for the quarter.

Strong earnings performance

“Walmart is reporting first quarter earnings from continuing operations of $0.98 per share, which was above guidance,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “This reflects the stability and strength of our global operations.

“Walmart U.S. comp sales for the first quarter were within our guidance range,” Duke continued. “We recognize we still have work to do and comp sales growth remains the greatest priority for me and the entire Walmart U.S. team. The good news is that the plan Bill Simon and his team are executing is gaining traction. We’re focused on delivering every day low price and a wide assortment.”

Walmart International grew first quarter net sales by 11.5 percent over last year to almost $28 billion, with all countries except Japan showing sales increases. The March 11 earthquake and tsunami negatively affected sales in Japan. Because of the calendar shift, the majority of Easter holiday sales for International will fall in the company’s second quarter.

“International remains the key growth driver for our company, and the segment is seeing continued growth through a combination of comp sales and new stores,” Duke said. “Mexico, China and Chile had the highest percentage sales increases for the first quarter compared to last year.”

Duke also highlighted the strong Sam’s Club performance.

“Sam’s Club delivered really good results this quarter, with a 4.2 percent comp that was well above our guidance,” he explained. “Sam’s momentum is reflected in comp sales and increases in new members. The warehouse channel is increasing in importance in the retail landscape and Sam’s is gaining further momentum. We expect Sam’s to add even more value to the company’s overall portfolio.”

According to Duke, Walmart has tremendous growth opportunities in e-commerce.

“The recent acquisition of Kosmix is now integrated into @Walmartlabs in Silicon Valley, and allows us to expand our capabilities in the online social commerce environment,” Duke said. “On Friday, we announced that we are acquiring a minority stake in Yihaodian, one of the leading online retailers in China. We expect ongoing activity in the e-commerce area around the world.”

The company leveraged operating expenses for the first quarter.

Walmart ended the quarter with negative free cash flow of approximately $400 million1, compared to a negative $1.6 billion1 in the previous year. ROI for the trailing 12 months ended April 30, 2011 was 18.5 percent, compared to 19.2 percent for the prior year. The primary drivers of the change in ROI were the impact from currency exchange and cash held for pending acquisitions.

“In March, we were pleased to report that our board declared an annual dividend of $1.46 per share for this fiscal year, a 21 percent increase over the previous year’s dividend,” said Charles Holley, executive vice president and chief financial officer. “We returned $3.4 billion to our shareholders during the first quarter through dividends and share repurchases. We remain committed to returning value to shareholders.”

Guidance

“Based on our views of the economic and sales environment in the United States and around the world, we expect second quarter fiscal 2012 diluted earnings per share from continuing operations to range between $1.05 and $1.10, compared to last year’s reported EPS of $0.97. These estimates assume that currency exchange rates remain at current levels,” said Holley. “We are committed to growing sales throughout all our businesses. Leverage will continue to be a key focus, as it drives both growth and returns.”

Operating Segment Details and Analysis

Net sales results

Net sales, including fuel, were as follows (dollars in billions):

	Three Months Ended April 30,
	2011	2010	Percent Change
Net Sales:
Walmart U.S.	$62.669	$62.324	0.6%
Walmart International	27.905	25.030	11.5%
Sam’s Club	12.841	11.743	9.4%

Total Company	$103.415	$99.097	4.4%

Walmart International net sales included a $1.3 billion currency exchange rate benefit for the quarter ended April 30, 2011. On a constant currency basis, Walmart International net sales were up 6.2 percent for the first quarter. Mexico, China and Chile had the strongest comp sales growth, and the highest increases in year-over-year net sales for the first quarter.

Net sales for Sam’s Club, excluding fuel, grew to $11.3 billion, an increase of 4.9 percent from last year’s first quarter results.

Consolidated net sales on a constant currency basis increased by 3.0 percent to $102.1 billion for the quarter.

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended April 30,
	2011	2010	Percent Change
Segment Operating Income:
Walmart U.S.	$4.650	$4.615	0.8%
Walmart International	1.096	1.083	1.2%
Sam’s Club	0.459	0.429	7.0%

Walmart U.S. operating income for the quarter was above last year’s first quarter. This was due primarily to sales growth, as well as expense leverage, on a flat gross margin rate.

Walmart International reported operating income that included a currency exchange rate benefit of $49 million for the first quarter. On a constant currency basis, operating income fell 3.3 percent for the first quarter. Due to discrete items in the first quarter, Walmart International’s operating expenses grew faster than sales.

Sam’s Club operating income for the first quarter increased 7.0 percent. Excluding fuel, operating income for the first quarter was up 6.3 percent, compared to last year’s first quarter. Sam’s Club, excluding fuel, reduced operating expenses by 17 basis points as a percentage of sales.

Consolidated operating income for the first quarter, which includes unallocated corporate overhead, was $5.9 billion, up 2.8 percent to last year. On a constant currency basis, consolidated operating income rose 1.9 percent to $5.8 billion.

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week retail calendar period ended April 29, 2011 and April 30, 2010, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	04/29/11	04/30/10	04/29/11	04/30/10	04/29/11	04/30/10
Walmart U.S.	-1.1%	-1.4%	-1.1%	-1.4%	0.0%	0.0%
Sam’s Club	4.2%	0.7%	8.5%	3.9%	4.3%	3.2%

Total U.S.	-0.3%	-1.1%	0.4%	-0.5%	0.7%	0.6%

During the 13-week period, the majority of the Walmart U.S. comparable store sales decrease was due to a decline in traffic, while average ticket was up versus the prior year. Grocery and health and wellness categories had positive comp sales for the first quarter.

For the 4-5-4 period from April 30 through July 29, 2011, Walmart U.S. expects comparable store sales to range from negative one percent to positive one percent. The Walmart U.S. 13-week comp for the second quarter of fiscal 2011 declined 1.8 percent.

“We are monitoring the economic environment carefully, as significant changes in gas prices and inflation during the quarter will influence our actual performance,” said Bill Simon, Walmart U.S. president and chief executive officer. “We continue to focus on delivering EDLP across the store.”

For Sam’s Club, comparable ticket, excluding fuel, increased for both Business and Advantage members for the 13-week period. Comparable traffic, excluding fuel, increased for Advantage members and was relatively flat for Business members.

Sam’s Club expects comp sales, without fuel, for the current 13-week period, to increase between three percent and five percent. Last year, Sam’s Club comp, without fuel, for the second quarter comparable 13-week period rose 1.0 percent.

“Our second quarter is under way and we expect our strong sales momentum to continue across grocery, home and apparel,” said Brian Cornell, Sam’s Club president and chief executive officer.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period on Aug. 16, when the company reports second quarter results.

Notes

Constant currency results are calculated by translating current year results using prior year exchange rates.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 9,029 retail units under 60 different banners in 15 countries. With fiscal year 2011 sales of $419 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://www.walmartstores.com.

Forward Looking Statements

This release contains statements as to Walmart management’s forecast of the company’s earnings per share for the fiscal quarter to end July 31, 2011 (and a statement of an assumption underlying that forecast), and management’s expectations regarding the comparable store sales of the Walmart U.S. segment and comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from Apr. 30, 2011 through Jul. 29, 2011, and management’s expectations that the company’s Sam’s Club segment’s momentum will lead to even more value from that segment to the company’s overall portfolio, that the company will continue its ongoing activity in the e-commerce area around the world, that leverage will continue to be a key focus of the company, and regarding gasoline prices and inflation influencing the actual performance of the company’s Walmart U.S. segment in the future and the Sam’s Club segment’s strong sales momentum continuing across the grocery, home and apparel categories that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “continues,” “expect,” “expects,” “guidance,” “will continue,” and “will influence” in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, commodity prices, consumer spending patterns and debt levels, consumer acceptance of new formats, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, availability of acceptable sites for the development of new units, regulatory and other legal restrictions that may affect development of new units, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K and quarterly report on Form 10-Q, together with all of the company’s other filings, including its current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
(Amounts in millions except per share data)	2011	2010	Percent Change
Revenues:
Net sales	$103,415	$99,097	4.4%
Membership and other income	774	714	8.4%

	104,189	99,811	4.4%
Costs and expenses:
Cost of sales	78,177	74,618	4.8%
Operating, selling, general and administrative expenses	20,116	19,456	3.4%

Operating income	5,896	5,737	2.8%

Interest:
Debt	491	455	7.9%
Capital leases	71	67	6.0%
Interest income	(44)	(51)	-13.7%

Interest, net	518	471	10.0%

Income from continuing operations before income taxes	5,378	5,266	2.1%

Provision for income taxes	1,800	1,822	-1.2%

Income from continuing operations	3,578	3,444	3.9%
Loss from discontinued operations, net of tax	(28)	—	-100%

Consolidated net income	3,550	3,444	3.1%
Less consolidated net income attributable to noncontrolling interest	(151)	(143)	5.6%

Consolidated net income attributable to Walmart	$3,399	$3,301	3.0%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,578	$3,444	3.9%
Less consolidated net income attributable to noncontrolling interest	(151)	(143)	5.6%

Income from continuing operations attributable to Walmart	$3,427	$3,301	3.8%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$0.98	$0.88	11.4%
Basic loss per common share from discontinued operations attributable to Walmart	(0.01)	—	—

Basic net income per common share attributable to Walmart	$0.97	$0.88	10.2%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$0.98	$0.87	12.6%
Diluted loss per common share from discontinued operations attributable to Walmart	(0.01)	—	—

Diluted net income per common share attributable to Walmart	$0.97	$0.87	11.5%

Weighted-average number of common shares:
Basic	3,497	3,765
Diluted	3,513	3,781

Dividends declared per common share	$1.46	$1.21

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	April 30,		January 31,
(Amounts in millions)	2011	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$9,400	$8,516	$7,395
Receivables, net	4,785	4,235	5,089
Inventories	38,335	35,021	36,318
Prepaid expenses and other	3,330	3,445	2,960
Current assets of discontinued operations	108	129	131

Total current assets	55,958	51,346	51,893

Property and equipment:
Property and equipment	151,766	139,811	148,584
Less accumulated depreciation	(45,473)	(39,602)	(43,486)

Property and equipment, net	106,293	100,209	105,098

Property under capital leases:
Property under capital leases	6,064	5,713	5,905
Less accumulated amortization	(3,213)	(2,994)	(3,125)

Property under capital leases, net	2,851	2,719	2,780

Goodwill	16,895	15,859	16,763
Other assets and deferred charges	4,068	3,910	4,129

Total assets	$186,065	$174,043	$180,663

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$3,451	$4,812	$1,031
Accounts payable	34,321	31,372	33,557
Dividends payable	3,828	3,546	—
Accrued liabilities	15,962	15,617	18,701
Accrued income taxes	927	2,704	157
Long-term debt due within one year	3,173	6,012	4,655
Obligations under capital leases due within one year	345	353	336
Current liabilities of discontinued operations	44	74	47

Total current liabilities	62,051	64,490	58,484

Long-term debt	45,486	32,668	40,692
Long-term obligations under capital leases	3,211	3,112	3,150
Deferred income taxes and other	6,902	5,152	6,682
Redeemable noncontrolling interest	423	325	408

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	3,798	4,059	3,929
Retained earnings	60,330	62,180	63,967
Accumulated other comprehensive income (loss)	878	(216)	646

Total Walmart shareholders’ equity	65,006	66,023	68,542
Noncontrolling interest	2,986	2,273	2,705

Total equity	67,992	68,296	71,247

Total liabilities and equity	$186,065	$174,043	$180,663

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
(Amounts in millions)	2011	2010
Cash flows from operating activities:
Consolidated net income	$3,550	$3,444
Loss from discontinued operations, net of tax	28	—

Income from continuing operations	3,578	3,444
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,985	1,864
Other	(209)	(696)
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	341	(97)
Inventories	(1,713)	(2,195)
Accounts payable	205	392
Accrued liabilities	(2,213)	(1,739)

Net cash provided by operating activities	1,974	973

Cash flows from investing activities:
Payments for property and equipment	(2,389)	(2,563)
Proceeds from disposal of property and equipment	94	123
Other investing activities	426	204

Net cash used in investing activities	(1,869)	(2,236)

Cash flows from financing activities:
Net change in short-term borrowings	2,428	4,299
Proceeds from issuance of long-term debt	4,921	1,971
Payments of long-term debt	(2,057)	(37)
Dividends paid	(1,274)	(1,136)
Purchase of Company stock	(2,129)	(2,967)
Other financing activities	(223)	(294)

Net cash provided by financing activities	1,666	1,836

Effect of exchange rates on cash and cash equivalents	234	36

Net increase in cash and cash equivalents	2,005	609
Cash and cash equivalents at beginning of year	7,395	7,907

Cash and cash equivalents at end of period	$9,400	$8,516

Wal-Mart Stores, Inc.

Reconciliations of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most nearly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Negative free cash flow was approximately $400 million and $1.6 billion for the quarters ended April 30, 2011 and 2010, respectively.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the quarters ended April 30, 2011 and 2010, as well as information regarding net cash used in investing activities and net cash provided by financing activities in those periods.

	For the Three Months Ended April 30,
(Amounts in millions)	2011	2010
Net cash provided by operating activities	$1,974	$973
Payments for property and equipment	(2,389)	(2,563)

Free cash flow	$(415)	$(1,590)

Net cash used in investing activities	$(1,869)	$(2,236)

Net cash provided by financing activities	$1,666	$1,836

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.5 percent and 19.2 percent for the trailing 12 months ended April 30, 2011 and 2010, respectively.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year or trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI along with reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

Wal-Mart Stores, Inc.

Return on Investment and Return on Assets

	For the Trailing 12 Months Ended April 30,
(Dollar amounts in millions)	2011	2010

CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$25,701	$24,566
+ Interest income	194	181
+ Depreciation and amortization	7,762	7,321
+ Rent	2,002	1,858

= Adjusted operating income	$35,659	$33,926

Denominator
Average total assets of continuing operations(1)	$179,936	$167,743
+ Average accumulated depreciation and amortization(1)	45,641	39,679
- Average accounts payable(1)	32,847	29,957
- Average accrued liabilities(1)	15,790	15,440
+ Rent * 8	16,016	14,864

= Average invested capital	$192,956	$176,889

Return on investment (ROI)	18.5%	19.2%

CALCULATION OF RETURN ON ASSETS
Numerator
Income from continuing operations	$16,093	$15,284

Denominator
Average total assets of continuing operations(1)	$179,936	$167,743

Return on assets (ROA)	8.9%	9.1%

	As of April 30,
	2011	2010	2009
Certain Balance Sheet Data

Total assets of continuing operations(2)	$185,957	$173,914	$161,572
Accumulated depreciation and amortization	48,686	42,596	36,762
Accounts payable	34,321	31,372	28,541
Accrued liabilities	15,962	15,617	15,263

1	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

2	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of April 30, 2011, 2010 and 2009 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $108 million, $129 million and $155 million, respectively.

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